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EXHIBIT 10.3


                                   OPERATING AGREEMENT

Date :      February 28, 2006

Parties of the Agreement:

Party A:    Guangzhou Titan Media Company Limited ("Titan Media")

Address:    12/F Aerospace Skyscraper, Shenzhen, China

Party B:    Guangzhou Chuangrun Advertising Co. Ltd. ("GZ Chuangrun")

Address:    168 Jiangnan Da Dao Zhong, CNOOC Building, 12/F, Guangzhou, China

Party C:    China Media1 Corp. ("CMDA")

Address:    2020 Main Street, Suite 500, Irvine, California, USA

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Recital:

1. The legal owner of Titan Media is Mr. Jing Liang. Titan Media has signed a 10 year agreement with Shenzhen Baoan International Airport for 12 large size and 24 regular size scrolling advertising signs. The owner of GZ Chuangrun is Mr. Hanxiong Cai. CMDA is a Nevada incorporated company listed on the NASD OTCBB. Mr. Hanxiong Cai is its Chairman and Mr. Ernest Cheung is its President.

2. In an agreement dated January 28, 2006, CMDA acquired the above mentioned contract from Titan Media.

3. Titan Media and CMDA wishes to appoint GZ Chuangrun as exclusive agent for the above mentioned advertising contract, and hereby agrees to the following.

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Hereby agrees as follows:

1. The Shenzhen Baoan International Airport agreement for 12 large size advertising signage locations and 24 regular size advertising signage locations stay under Titan Media, but all benefits revert back to CMDA. In furtherance of the foregoing, for the term of the Shenzhen Baoan International Airport agreement:

      (a ) Titan Media hereby assigns and transfers to CMDA all revenues generated from the operations relating to the agreement with the Shenzhen Baoan International Airport for the 12 large size advertising signage locations and 24 regular size advertising signage locations (the "Airport Revenues").

      (b) CMDA shall cause to be paid from the Airport Revenues all of the operating expenses of GZ Chuangrun incurred relating to the agreement with the Shenzhen Baoan International Airport for the 12 large size advertising signage locations and 24 regular size advertising signage locations (the "Airport Expenses"), including, but not limited to, trade accounts payable, real property lease obligations, employee obligations, and taxes.

      (c) CMDA shall use the Airport Revenues collected to pay the Airport Expenses until the expiration of each of the Shenzhen Baoan International Airport agreements.

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2.    CMDA will pay the following management fees to GZ Chuangrun as compensation for GZ Chuangrun acting as agent for CMDA. The management fee includes all daily operating expenses, but does not include project deposits and upfront fees, US$100,000 per quarter starting from Quarter 2, 2006.

3.    The above management fee is payable every quarter end.

4. The above management fee only includes the Shenzhen Baoan International Airport for the 12 large size advertising signage locations and 24 regular size advertising signage locations.

5. As the Chairman of the Board and largest shareholder of CMDA, Mr. Cai Hanxiong will do his utmost to protect CMDA's interest and act as guardian of this agreement.

6. All other matters will be decided by the board of directors of all parties.

This Agreement is signed this 28th day of February, 2006 and is effective immediately.


---------------------------             --------------------------
(Titan Media)                           (GZ Chuangrun)
(Jing Liang, Legal Rep.)                (Hanxiong Cai, Legal Rep.)


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(China Media1 Corp.)
(Ernest Cheung, President)